OPTION AGREEMENT


          THIS OPTION AGREEMENT ("Agreement") is entered into effective the 23rd day of December 1999, by and between GoCall, Inc. a Delaware Corporation with principal offices located at 15 Queen St/ E/. Cambridge, Ontario, Canada, N3C 2A7 ("Company"), and Kipling Finance Co., a BVI corporation (the "Holder"), its successors or assigns.

          WHEREAS, the Company proposes to issue to Kipling options to purchase shares of its common stock (the "Common Stock") in connection with the Company's engagement of Kipling pursuant to the Fee Agreement of even date between the Company and Kipling, incorporated by reference herein (the "Fee Agreement"); and,

          WHEREAS, to induce Kipling to execute the First Amendment to the Fee Agreement the Company hereby grants Kipling an option to purchase shares of the Company's Common Stock subject to the terms and conditions set forth below,

          NOW, THEREFORE, for and in consideration of the mutual promises herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth below, Kipling and the Company agree as follows:

1.        THE OPTION

          The Company hereby grants to Kipling (hereinafter "Holder"), its successors or assigns an option (the "Option") to acquire Ten Million (l0,000,000) shares of the Company's Common Stock, with the right to "piggy-back" on any registration, which is hereinafter referred to as the "Option Shares"), at a purchase price of Fifty Cents ($0.50) per share ("Option Price").

2.        TERM AND EXERCISE OF OPTION

          A. Term of Option. Subject to the terms of this Agreement, Holder or assignee shall have the right to exercise the Option in whole or in part, commencing the date hereof through the close of business on December 23, 2001. The Company acknowledges that Kipling's talents and services are of a special, unique, unusual and extraordinary character and are of particular and peculiar benefit and importance to the Company for the purposes of locating potential acquisition targets, mergers, introduction to entities with capital, etc. However if Kipling shall fail to introduce to Company an acceptable acquisition target (or reverse), strategic partner or assets that have an asset value of Ten Million ($10,000,000) Dollars(US$), within six (six) months from the date hereof, then and in that event this agreement shall be cancelled and deemed null, void and of no legal efficacy.

                                     /S/

          B. EXERCISE OF THE OPTION. The Option may be exercised upon written notice to the Company at its principal office setting out the number of Option Shares to be purchased, together with payment of the Option Price.

          C. ISSUANCE OF OPTION SHARES. Upon such notice of exercise and payment of the Option Price, the Company shall issue and cause to be delivered within five (5) business days following the written order of Holder, or its successor as provided for herein, and in such name or names as the Holder may designate, a certificate or certificates for the number of Option Shares so purchased. The rights of purchase represented by the Option shall be exercisable, at the election of the Holder thereof, either in full or from time to time in part, and in the event the Option is exercised in respect of less than all of the Option Shares purchasable on such exercise at any time prior to the date of expiration hereof, the remaining Option Shares shall continue to be subject to adjustment as set forth in paragraph 4 hereof. The Company irrevocably agrees to reconstitute the Option Shares as provided herein.

3.        RESERVATION OF OPTION SHARES

          The Company shall at all times keep reserved and available, out of its authorized Common Stock, such number of shares of Common Stock as shall be sufficient to provide for the exercise of the rights represented by this Agreement. The transfer agent for the Common Stock and any successor transfer agent for any shares of the Company's capital stock issuable upon the exercise of any of such rights of purchase, will be irrevocably authorized and directed at all times to reserve such number of shares as shall be requisite for such purpose. The Company will cause a copy of this Agreement to be kept on file with the transfer agent or its successors.

4.        ADJUSTMENT OF OPTION SHARES

          The number of Option Shares purchasable pursuant to this Agreement shall be subject to adjustment from time to time upon the happening of certain events, as follows:

          A. ADJUSTMENT FOR RECAPITALIZATION. Subject to paragraph 4.B below, in the event the Company shall (a) subdivide its outstanding shares of Common Stock, or (b) issue or convert by a reclassification or recapitalization of its shares of Common Stock into, for, or with other securities (a "Recapitalization"), the number of Option Shares purchasable hereunder immediately following such Recapitalization shall be adjusted so that the Holder shall be entitled to receive the kind and number of Option Shares or other securities of the Company measured as a percentage of the total issued and outstanding shares of the Company's Common Stock as of the hereof which it would have been entitled to receive immediately preceding such Recapitalization, had such Option been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph shall be calculated and effected taking into account the formula set forth in paragraph 4.B below and shall become effective immediately after the effective date of such event retroactive to the effective date.

                                      /S/

          B. ADJUSTMENT OF THE EXERCISE PRICE AND NUMBER OF OPTION SHARES. In the event of any change in the Company's Common Stock by reason of a reverse stock split, the number and the Option Price of the shares subject to this Option shall be changed or be adjusted pro rata to such change.

          C. PRESERVATION OF PURCHASE RIGHTS UNDER CONSOLIDATION. Subject to paragraph 4.B above, in case of any Recapitalization or any other consolidation of the Company with or merger of the Company into another corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company shall prior to the closing of such transaction, cause such successor or purchasing corporation, as the case may be, to acknowledge and accept responsibility for the Company's obligations hereunder and to grant the Holder the right thereafter upon payment of the Option Price to purchase the kind and amount of shares and other securities and property which he would have owned or have been entitled to receive after the happening of such consolidation, merger, sale or conveyance. The provisions of this paragraph shall similarly apply to successive consolidations, mergers, sales or conveyances.

          D. NOTICE OF ADJUSTMENT. Whenever the number of Option Shares purchasable hereunder is adjusted, as herein provided, the Company shall mail by first class mail, postage prepaid, to the Holder notice of such adjustment or adjustments, and shall deliver to Holder setting forth the adjusted number of Option Shares purchasable and a brief statement of the facts requiring such adjustment, including the computation by which such adjustment was made.

5.        FAILURE TO DELIVER OPTION SHARES CONSTITUTES BREACH UNDER FEE
          AGREEMENT

          Failure by the Company, for any reason, to deliver the certificates representing any shares purchased pursuant to this Option within the five (5) business day period set forth in paragraph 2 above, or the placement of a Stop Transfer order by the Company on any Option Shares once issued, shall constitute a "Breach" under the Fee Agreement and, for the purpose of determining the terms of this Agreement, shall automatically toll the expiration of this Agreement for a period of time equal to the delay in delivering the subject shares or term of the Stop Transfer order.

6.        ASSIGNMENT

          The Option represented by this Agreement may be assigned or transferred by Kipling to an affiliate or subsidiary, associated or unrelated person or entity, or as the result of a corporate reorganization or recapitalization. For the purpose of this Option the term "Affiliate" shall be defined as a person or enterprise that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Company otherwise, this Agreement and the rights hereunder shall not be assigned by either party hereto.

7.        COUNTERPARTS

          A facsimile, telecopy or other reproduction of this instrument may be executed by one or more parties hereto and such executed copy may delivered by facsimile or similar instantaneous electronic

                                      /S/
          transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof.

8.        FURTHER DOCUMENTATION

          Each party hereto agrees to execute such additional instruments and take such action as may be reasonably requested by the other party to effect the transaction, or otherwise to carry out the intent and purposes of this Agreement.

9.        NOTICES

          All notices and other communications hereunder shall be in writing and shall be sent by prepaid first class mail to the parties at the following addresses, as amended by the parties with written notice to the other:

          To Kipling               Kipling Finance Co.
                                   Unit 4, 5/Fl, Block A, Tonic Ind. Centre
                                   26 Kai Cheung Rd., Kowloon Bay
                                   Kowloon, Hong Kong
                                   Telephone:    (852) 2707-9096
                                   Facsimile:    (852) 2707-9177


          To the Company:          GoCall, Inc.
                                   15 Queen St., E.
                                   Cambridge, Ontario, Canada N3C 2A7
                                   Telephone:    (519) 651-2121
                                   Facsimile:    (519) 651-0457


10.       COUNTERPARTS

          This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.       GOVERNING LAW

          This Agreement was negotiated, and shall be governed by the laws of California notwithstanding any conflict-of-law provision to the contrary.

12.       ENTIRE AGREEMENT

          This Agreement sets forth the entire understanding between the parties hereto and no other prior written or oral statement or agreement shall be recognized or enforced.

                                      /S/

13.       SEVERABILITY

          If a court of competent jurisdiction determines that any clause or provision of this Agreement is invalid, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provision which are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

14.       AMENDMENT OR WAIVER

          Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to Closing, this Agreement may be amended by a writing signed by all parties hereto.

15.       HEADINGS

          The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement written above.


                                           Kipling Finance Co.


                                           By: /s/ Jansen Y.S. Wong
                                               ----------------------
                                           Jansen Y.S. Wong, Chairman




                                           GoCall, Inc.
                                           15 Queen St. E.
                                           Cambridge, Ontario, Canada N37 2A7


                                           By: /S/ Michael Ruge
                                               -------------------------------
                                           Michael Ruge, CEO